FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 42% INCREASE IN THIRD QUARTER SALES
and Increases 2011 Sales Guidance

New York, New York, October 25, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the third quarter of 2011 were approximately $171.7 million, a 42% increase from $120.9 million in the third quarter of 2010.  At comparable foreign currency exchange rates, third quarter net sales were up 36%.  Inter Parfums plans to issue its results for the third quarter of 2011 on or about November 9, 2011.

	Three months ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
	($ in millions)

European-based product sales	$ 154.7	$ 109.2	41.7%	$ 382.8	$ 309.4	23.7%
United States-based product sales	17.0	11.7	45.9%	43.3	38.6	12.4%
	$ 171.7	$ 120.9	42.1%	$ 426.1	$ 348.0	22.5%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, "Burberry fragrance sales were up 30% for the quarter due in great part to the global launch of Burberry Body.  Other factors contributing to the sales increase include the continued strong momentum of the Jimmy Choo and Montblanc fragrance launches and the inclusion of Interparfums Luxury Brands, our U.S. distribution subsidiary which began operations at the start of the year."

Mr. Madar went on to say, "We were very pleased by the continued strength in certain markets with third quarter sales in local currency holding steady in Western Europe while increasing 55% and 64% in South America and Asia, respectively."

Discussing U.S.-based operations, Mr. Madar pointed out, "The comparable quarter increase in third quarter sales reflects a strong performance for specialty retail products in international markets as well as initial shipments of our new Betsey Johnson and bebe fragrance products."

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, "Based upon year-to-date sales levels and expectations for the final quarter of this year, we are raising our 2011 sales guidance to approximately $570.0 million, from approximately $550.0 million.  Our guidance for net income attributable to Inter Parfums, Inc. remains at $32.5 million or $1.05 per diluted share due to the high level of advertising and promotional expenses planned for the final quarter of 2011.  Guidance assumes the dollar remains at current levels."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron.  Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Lane Bryant brands. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com